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USG CORPORATION

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USG CORPORATION
2010 LETTER TO
SHAREHOLDERS

LOOKING BACK...AND AHEAD
Dear Shareholder:
On January 1, 2011, Jim Metcalf became President and CEO of USG, and I am continuing as Chairman of the Board. This transition results from an ongoing executive succession plan that the USG Board and I have developed and implemented over the past several years.
Jim is highly qualified for his new position. He has a long record of achievement, having worked at USG for more than 30 years in a variety of increasingly responsible roles. He has terrific relationships with our customers, the respect of our employees, and is well known to our shareholders. The leadership team reporting to Jim is diverse in experience, realistic about USG’s challenges but excited about USG’s opportunities, and highly engaged. USG is in excellent hands.
In my letter to you this year, I will take a look at USG’s accomplishments over the past 15 years, comment on current market realities and share my perspective on trends that will likely shape our future. In turn, Jim’s letter will address our recent performance and outlook, as well as USG’s strategic plan to capitalize on the eventual market recovery.
PAST ACTIONS TO FORTIFY USG’S FOUNDATION
For 109 years, USG has been focused on fulfilling the need for shelter. It is a fundamental human need. Sustaining and extending our ability to fulfill that need has been my overriding goal.
Recommitting to our Core Values
Anchoring USG in our core values provides a strong foundation for all of our initiatives. It has been my continuing aim to make sure that every employee and our stakeholders understand these core values and why they are so important to us. These values are:
Safety. This is our first priority. Adhering to the safest operating practices—along with constant vigilance on everyone’s part—has earned us considerable recognition, such as 11 OSHA Star Awards. Most importantly, it unites us in looking out for each other in a fundamentally important way.
Quality. High quality leads to solid product performance, customer satisfaction and profitability. Meeting the highest operating standards and refusing to cut corners is an imperative for us.
Service. Serving customers is at the heart of the USG way. We live in a buyers’ market, so it is essential that we listen, respond and act in our customers’ best interests. Our company consistently ranks in the top tier for customer satisfaction.
Efficiency. Finding better, faster and more productive ways to run our business is a competitive essential and a winning formula. By continually striving to do more with less, we benefit our customers, employees and shareholders.
Innovation. Creativity, invention and continual improvement have been hard wired in the company since 1902. Creating new and ever-better building products that customers need is essential to our continuing industry leadership. Innovation will always be vital to our success.
Diversity. An inclusive environment that prizes diversity of thought, ideas, perspectives and people makes us a more successful company. Diversity gives us an edge in each of our markets.
Integrity. We believe it is vital that the people who do business with us trust us. It is the bond of enduring relationships. By holding to the highest standards and acting honestly and ethically, we continue to earn their trust.
Investing in the Enterprise
Among the most important things we have done during my 15 years as CEO was to significantly strengthen our assets. We built nine state-of-the-art, strategically located wallboard plants in North America that increased our wallboard production capacity, lowered operating costs and positioned us for growth. We have significantly expanded our portfolio of complementary products, and built our specialty distributor—L&W Supply—into a nationwide player. And importantly, we have strengthened our international presence, particularly in Canada and Mexico, and formed several joint ventures leveraging our technology in select international markets.
We have made substantial investments in information systems. USG’s enterprise resource planning system links us directly to our customers and suppliers, and provides us with real-time transactional data and performance metrics. These platforms position us to serve customers better and operate far more efficiently.
The building of our SHEETROCK® brand is another investment that will pay off for years. USG’s SHEETROCK® brand is synonymous with strength and performance, and one of the most recognizable names in our industry and among the strongest brands anywhere. And, we have sustained our investment in research and development to build on our SHEETROCK® brand and complementary products. The introduction of SHEETROCK® Brand UltraLight Panels in 2010 is a shining example of our commitment and expertise. Our intellectual property, including numerous patents, has long differentiated USG. We continue to invest in those assets and aggressively protect them.
Strengthening our Capital Structure and Financial Health
Maintaining sound financial condition is important to all enterprises and has posed unique challenges to USG. After facing decades of litigation related to legacy asbestos liabilities, we used Chapter 11 to construct a solution that was beneficial to all stakeholders. We permanently purged the balance sheet of all legacy asbestos-related liabilities while fulfilling our commitments to our lenders, bond-holders and shareholders.
We also crafted the company’s capital structure to provide ample liquidity and financial flexibility. We completed an equity rights offering in 2006 thanks to the great support of our shareholders. We raised additional equity in 2007 to further enhance our financial flexibility.
With the onset of the Great Recession, we returned to the debt markets. Timely debt offerings and supportive bank financings from 2008 to 2010 have helped construct a liquidity bridge to span the recession. Our current level of debt is greater than we would like, but the cash provided by these financings is essential in helping us return to improving financial health.
CURRENT REALITIES
The economic environment of the past several years has hit USG especially hard, as it was centered in the capital markets directly supporting housing and construction. Indeed, one has to go back to the 1930s to find an economic contraction of similar depth and duration. USG’s management team and our predecessors have weathered many of these ups and downs. And we are doing so again. We anticipate cyclical fluctuations, prepare and plan for them, and make contingency plans to back them up.
This unusually severe downturn has been followed by an uncertain and slow recovery. Our strategy for coping with today’s conditions is to remain attentive and stay the course. We are doing that by concentrating on the things we can control: exercising strict cost discipline, maintaining ample liquidity, serving our customers, retaining our best talent, and seizing opportunities to grow profitably. We remain a very resilient company.
FUTURE OPPORTUNITIES AND CHALLENGES
The future is uncertain. To tough out the Great Recession’s continuing effects and selectively pursue the right opportunities, we will remain vigilant.
Recovery in the United States
Near term, the United States construction markets will face hurdles, including foreclosures, “underwater” mortgages and structural issues related to the public and private sectors’ roles in housing finance. While housing and construction is lagging, a domestic economic recovery is underway. The road to full recovery and growth will depend on the health of the capital markets, the pace of job creation, improvement in household balance sheets and the revival of consumer confidence and spending.
Longer-term, favorable population demographics, the aging housing stock, the aspirations and dreams of our children and new citizens, and the remarkable potential of our country are all reasons to be optimistic. Housing and construction will recover, and the U.S. will remain a leader and great place to invest.
Globalization and Growth
The spread of trade, technology and market-based economies have made the world smaller and far more connected. The largest emerging markets—including China and India—are closing the gap with the U.S., and other emerging economies are experiencing accelerated growth.
The growth and development of these countries creates far more opportunities than threats. The huge investments in infrastructure and housing, coupled with an adoption of western-style construction practices, create exciting new opportunities for us to explore and, at the right time, take advantage of.
Sustainability
Economic development worldwide will put even more focus on energy and the environment. The growing demand for energy and supply constraints raise concerns about future energy availability, alternatives and costs. All of this calls for the need to be proactive, collaborative and adaptable. This plays to our strength as USG champions sustainability—in the resources we consume, the products we make, the facilities we operate and the services we offer.
A LEADER...THEN, NOW AND AHEAD
As the U.S. and world markets recover from the shock of the Great Recession, the path of recovery will not always be smooth. There will be inevitable setbacks caused by financial and geopolitical factors. But experience tells us that the progress will continue.
Our roadmap to handle and make the most of what the future holds is to stay focused on the fundamentals. This includes innovation in all aspects of our business—products, processes, systems and our people. It means carefully allocating our human and financial resources. And it also means investing selectively. Jim elaborates in his letter on our four key strategies to deliver shareholder value in the years ahead, which include protecting our highly successful core businesses, innovating, and pursuing select strategic growth opportunities in the U.S. and internationally. These plans are sound, well reasoned and exciting.
USG was founded on new ideas and has been a leader for more than 100 years. We have been hard at work to refresh and sustain our leadership. Be assured that USG intends to keep leading by always going the distance to find the better way.
I want to thank our customers, investors and business partners for your support and confidence in USG. I also am grateful to our Board of Directors for their dedication and valuable guidance. And I want to especially thank my fellow employees for their commitment, resilience and great work.
With sincerity and respect,
William C. Foote
Chairman of the Board

To Our Fellow Shareholders:
I wholeheartedly agree with Bill’s assessment of the company’s foundation—it is indeed solid. We have invested to position the company for the future, even through some very tumultuous events and severe market conditions. Our company is solid due to Bill Foote’s leadership and guidance, for which I thank him. I am assuming the role of Chief Executive Officer with great optimism about USG’s future, and I look forward to leading this extraordinary company.
2010 RESULTS
To be sure, 2010 was another difficult year for our industry. Total wallboard shipments in the United States were about the same as those recorded 30 years ago, when the U.S. population was three-fourths the size of today’s. In fact, 2010 marked the fourth consecutive year of contraction in the U.S. wallboard market.
The effect of exceptionally weak market conditions was evident in our results. The company’s total sales declined from prior-year levels and we recorded an operating loss for the year. Regardless of the circumstances, losses are unacceptable to us. We are working hard and making significant progress toward returning the company to profitability.
A CLOSER LOOK AT 2010
U.S. housing starts finished the year shy of 600,000 units, which was only a modest improvement from 2009. Historical averages are two to three times the 2010 level. And although new commercial construction was down last year, our commercial repair and remodel results exceeded our projections. In addition, we saw some stabilization in the residential repair and remodel segment.
Market conditions dictated that we reduce costs further. Our focus on cost reduction has enabled us to lower our breakeven point, even with much lower production volumes. The operating leverage we can achieve will contribute powerfully to the company’s profitability when our markets recover.
In addition to cost control and operational efficiency, we continued to focus on financial flexibility. We finished 2010 with more than $1 billion in total liquidity. We believe this liquidity gives us the financial flexibility to manage through the remainder of this recession and execute our long-term growth strategy.
CENTRAL PRIORITIES
Our strategic priorities—strengthening our core businesses, expanding internationally, growing adjacent products and accelerating innovation—will position USG for growth. Our commitment is to generate shareholder value through all points in the cycle.
USG’s businesses are industry leaders, and have produced attractive returns over the business cycle. Nevertheless, two of our key units—U.S. wallboard and building products distribution—have been stung by the recession. Our international and ceiling units and our surfaces and substrates product lines have performed well with solid margins and attractive returns. Our objective is to consistently improve all of our businesses.
North American Gypsum
Dramatically lower wallboard demand in the United States is the main reason for our operating loss. We are making progress with a relentless focus on customers, cost reductions and innovation. We have also reduced legacy costs, minimized capital spending and divested surplus and unproductive assets.
We continue to innovate. In 2010 we created an entirely new product category with our launch of SHEETROCK® Brand UltraLight Panels. A breakthrough product in our industry, the panels are up to 30 percent lighter than the competition, just as strong pound-for-pound, and easier to transport and install. The customer response has been exciting, and we’ve mobilized and redeployed our resources to meet this strong demand.
Building Products Distribution
Our specialty distribution unit has been hit hardest by the economic downturn. L&W Supply’s sales are concentrated primarily in the commercial segment, which has experienced several years of contraction.
We have aggressively restructured the business to address this reality. Since the recession began, we have closed more than 100 branches to reduce costs, while still providing customers with best in class service. Customer satisfaction remains high and losses were reduced in 2010. Our primary focus is profitability and our target is to become “better first,” which will allow L&W to expand and grow. The primary focus for L&W Supply is “Better will make us Bigger.”
L&W Supply is an important link in our supply chain—specifically, a direct relationship with our contractor customers. This link provides us an additional lens to identify and respond to market dynamics, and will be an important contributor to our results.
Worldwide Ceilings
Our third area of focus is to keep our non-wallboard businesses strong. The ceilings business is especially healthy, and our international units also are performing well. And we are seeing positive dynamics in emerging markets. We continue to explore opportunities to grow our business profitably, utilizing our internationally acclaimed technology.
Safety, Customer Satisfaction, Innovation, Quality
Just as important, we are staying focused on the controllables: safety, customer satisfaction, innovation and quality. This past year, we set new records for safety and customer satisfaction. And we’re intent on remaining the industry’s premier innovator. Last year, we registered more than 200 patents in the U.S. and internationally to help keep our pipeline strong and product quality top-flight.
WHAT WE SEE AHEAD
Near term, conditions in many of our markets will likely be challenging for USG and our industry. The U.S. housing market is expected to remain under pressure from excess supply, high unemployment and low consumer confidence.
Yet looking further out, prospects are encouraging. The long-term demographic need for new housing in the United States is approximately 1.5 million new units per year, according to the Harvard Joint Center for Housing Studies. When housing construction begins returning to historical averages, we will see recovery in demand for our products and services. We think that the U.S. markets might finally be ready to join some international markets that have started to rebound.
We are encouraged by some positive trends in the repair and remodel segment. USG has a strong position in this segment with our wide range of lightweight products, innovative solutions, and the largest dealer network.
Overall, we remain optimistic about the factors that create demand for our products, including household formation, the aging stock of U.S. homes and immigration. As these and other factors generate more demand—and we are confident that they will—USG will see the benefits of our substantial operating leverage.
IN CLOSING
Our company is solid, thanks largely to the commitment and dedication of our 10,000 coworkers. Although we are at the bottom of the cycle, we are a healthy enterprise with strong fundamentals that is positioned for growth.
I believe my optimism about USG’s long-term prospects is well-placed. Our operating and financial strategies are working. We are a year closer to a recovery. Our employees are energized and focused on coming out of this long recession a stronger, more dynamic company.
To USG’s shareholders, I greatly appreciate your investment in us. USG is a company that provides shelter where people live, work and play. We will continue to provide the better way and reward you for your support.
Respectfully,
James S. Metcalf
President and Chief Executive Officer

DIRECTORS AND CORPORATE OFFICERS

Board of Directors		Corporate Officers

Jose Armario (1, 2)
Group President,
McDonald’s Canada
and Latin America,
McDonald’s Corporation

Robert L. Barnett (2*, 4)
Former Executive
Vice President,
Motorola, Inc.

Lawrence M. Crutcher (3*, 4)
Member, Board of Advisors,
Veronis Suhler Stevenson

William C. Foote
Chairman of the Board

W. Douglas Ford (1, 4*)
Former Chief Executive,
Refining and Marketing,
BP Amoco p.l.c.
William H. Hernandez (2, 3)
Former Senior Vice President,
Finance, and Chief Financial
Officer, PPG Industries, Inc.

Brian A. Kenney (2,3)
Chairman, President and
Chief Executive Officer,
GATX Corporation

Richard P. Lavin (2, 3)
Group President,
Caterpillar Inc.

Steven F. Leer (1*, 3)
Chairman and
Chief Executive Officer,
Arch Coal, Inc.

Marvin E. Lesser (1, 2)
Managing Partner,
Sigma Partners, L.P.

James S. Metcalf
President and Chief
Executive Officer	William C. Foote
Chairman of the Board

James S. Metcalf
President and Chief
Executive Officer

Stanley L. Ferguson
Executive Vice President
and General Counsel

Richard H. Fleming
Executive Vice President
and Chief Financial Officer

Christopher R. Griffin
Executive Vice President,
Operations

Fareed A. Khan
Executive Vice President,
Finance and Strategy

Brian J. Cook
Senior Vice President,
Human Resources	D. Rick Lowes
Senior Vice President,
Business Development
and Operational Services

William J. Kelley Jr.
Vice President and Controller

Karen L. Leets
Vice President and Treasurer

Mary A. Martin
Vice President and
Associate General Counsel

Ellis A. Regenbogen
Vice President, Associate
General Counsel and
Corporate Secretary

Jeffrey P. Rodewald
Vice President, Employee
Benefits, Safety and
Corporate Services

Jennifer F. Scanlon
Vice President; President,
International

	Committees of the Board of Directors 1 Compensation and Organization Committee 2 Audit Committee 3 Finance Committee 4 Governance Committee * Denotes Chair	Dominic A. Dannessa Senior Vice President and Chief Technology Officer Brendan J. Deely Senior Vice President; President and Chief Executive Officer, L&W Supply Corporation

A special note of thanks to Judith A. Sprieser. Her contributions, dedication and leadership as a director of USG are greatly appreciated.

SHAREHOLDER INFORMATION
Annual Meeting of Stockholders
The 2011 annual meeting of stockholders of USG Corporation will be held at 9:00 am, Wednesday, May 11, at USG Corporation, 550 West Adams Street, Chicago, IL.
Available Information
Financial and other information about the Corporation can be accessed at its Web site: www.usg.com. The Corporation has made available at its Web site its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as possible after such material is electronically filed with or furnished to the Securities and Exchange Commission. If you wish to receive a paper copy of any exhibit to the Corporation’s reports filed with or furnished to the Securities and Exchange Commission, such exhibit may be obtained, upon payment of reasonable expenses, by writing to: Corporate Secretary, USG Corporation, P.O. Box 6721, Chicago, IL 60680-6721.
General Offices
Mailing Address:
P.O. Box 6721
Chicago, IL
60680-6721
Street Address:
550 West Adams
Street Chicago, IL
60661-3676
Telephone:
312.436.4000
Stock Transfer Agent and Registrar
Computershare Trust Company
877.360.5385
For Regular Mail:
P.O. Box 43078
Providence, RI 02940-3078
The Street Address for Overnight Delivery is:
250 Royall Street, Mail
Stop 1A Canton, MA 02021
The Lockbox Address
for Voluntary
Contributions is:
P.O. Box 43081
Providence, RI 02940-3081
Stock Listings
USG Corporation common stock is listed on the New York and Chicago stock exchanges and is traded under the symbol USG.
Inquiries
Investment Community:
Investor Relations
312.436.4110
News Media:
Corporate Communications
312.436.4356
The following trademarks used herein are owned by USG Corporation or its subsidiaries:
ASTRO, BEADEX, CENTRICITEE, COMPÄSSO, CURVATURA, DIAMOND, DONN DX, DUROCK, ECLIPSE, FIBEROCK, FINELINE, FROST, GEOMETRIX, HALCYON, HYDROCAL, IMPERIAL, LEVELROCK, LIBRETTO, MARS, MOLD TOUGH, NEXT GEN, OLYMPIA MICRO, RADAR, SECUROCK, SHEETROCK, TOPO, USG.

BUSINESS OVERVIEW

Gypsum	Ceilings	Distribution

Businesses

United States Gypsum Company CGC Inc. USG Mexico, S.A. de C.V.	USG Interiors, Inc. USG International CGC Inc.	L&W Supply Corporation

Products and Services

Manufactures and markets gypsum wallboard, joint treatments and textures, cement board, gypsum fiber panels, plaster, shaft wall systems and industrial gypsum products	Manufactures and markets acoustical ceiling panels, ceiling suspension grid, specialty ceilings and other building products	Markets building material products, including wallboard, ceiling products, joint treatments and textures, insulation, steel studs, roofing materials, and fasteners; specializes in delivering construction materials to job sites

Best-Known Name Brands

SHEETROCK gypsum panels, including SHEETROCK Brand UltraLight Panels; SHEETROCK and BEADEX joint compounds; DUROCK cement board; FIBEROCK gypsum fiber panels; SECUROCK roof board and sheathing; LEVELROCK floor underlayment; HYDROCAL gypsum cement; IMPERIAL building plasters; DIAMOND building plasters; SHEETROCK and BEADEX corner bead products; MOLD TOUGH gypsum panels; and SHEETROCK tools
ASTRO, ECLIPSE, FROST, HALCYON, MARS, OLYMPIA MICRO, PIXELS and RADAR ceiling panels; DONN DX, FINE- LINE and CENTRICITEE ceiling grid; COMPÄSSO suspension trim; CURVATURA 3-D ceiling systems; GEOMETRIX ceiling panels; TOPO 3-dimensional systems; LIBRETTO ceiling systems; and USG DESIGN STUDIO

Geographical Areas Served

North America, South America, Middle East	United States, Canada, Mexico and more than 125 other countries worldwide: North, Central and South America, the Caribbean, Europe, the Middle East, Asia, the Pacific Rim, Africa	United States

Customers

purchasers: specialty drywall centers,	purchasers: specialty acoustical centers,	purchasers and end users:
distributors, hardware cooperatives, buying groups, home centers, mass merchandisers; influencers: architects, specifiers, building owners; end users: contractors, builders, do-it-yourselfers	distributors, hardware cooperatives, home centers, contractors; influencers: architects, interior designers, building owners, tenants; end users: contractors, do-it-yourselfers	contractors, builders

USG Corporation 550 West Adams Street Chicago, IL 60661	X2791/3-11 © 2011, USG Corporation Printed in U.S.A. Printed on Recycled Paper